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                                                                     EXHIBIT 5.1





                                 July 11, 1997


Eagle Geophysical, Inc.
50 Briar Hollow Lane
6th Floor, West Building
Houston, Texas 77027


Gentlemen;

         We have served as counsel for Eagle Geophysical, Inc., a Delaware corporation (the "Company") in connection with Registration Statement on Form S-1 (No. 333-28303) (the "Registration Statement"), filed with the Securities and Exchange Commission on June 2, 1997, covering the proposed public offering of 4,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") to be issued and sold by the Company (the "Company Shares") and 1,880,000 shares of Common Stock (the "Selling Stockholder Shares") to be sold by EHI Holdings, Inc. (the "Selling Stockholder"). In addition, the Registration Statement covers the proposed public offering, subject to the exercise of overallotment options granted by certain additional selling stockholders (the "Additional Selling Stockholders"), the Company, and the Selling Stockholder, of 188,000 shares of Common Stock to be sold by the Additional Selling Stockholders (the "Additional Selling Stockholder Shares"), 602,000 shares of Common Stock to be issued and sold by the Company (the "Company Overallotment Shares"), and 100,000 shares of Common Stock to be sold by the Selling Stockholder (the "Selling Stockholder Overallotment Shares").

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that:

         1. The Company Shares and the Company Overallotment Shares, when sold, issued and delivered in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement and in the Underwriting Agreement described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         2. The Selling Stockholder Shares and the Selling Stockholder Overallotment Shares are duly authorized, validly issued, fully paid and nonassessable.
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Eagle Geophysical, Inc.
July 11, 1997
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         3.      The Additional Selling Stockholder Shares, when sold, issued and delivered by the Company to the Additional Selling Stockholders in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement and in the Stock Purchase Agreement dated May 30, 1997 among the Company and the Additional Selling Stockholders described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."


                                       Very truly yours,

                                       GARDERE WYNNE SEWELL & RIGGS, L.L.P.


                                       By: /s/ WILLIAM MARK YOUNG
                                           -------------------------------------
                                           William Mark Young, Partner